Exhibit 4.4

EXECUTION VERSION

CALCULATION AGENCY AGREEMENT

BETWEEN

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

AND

THE BANK OF NEW YORK MELLON, LONDON BRANCH

FLOATING RATE NOTES

THIS CALCULATION AGENCY AGREEMENT (this “Agreement”) is made as of August 9, 2016, between THERMO FISHER SCIENTIFIC (FINANCE I) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its corporate seat (statutaire zetel) at Breda, The Netherlands, and its registered office at Takkebijsters 1, 4817 BL Breda, The Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 66428319 (the “Company”), and THE BANK OF NEW YORK MELLON, LONDON BRANCH, as calculation agent (the “Calculation Agent”), whose principal executive office is located at One Canada Square, London E14 5AL.

W I T N E S S E T H :

WHEREAS, the Company proposes to issue and sell certain of its securities designated as Floating Rate Senior Notes due 2018 (the “Notes”), the interest rate on which will be based on three-month EURIBOR. The Notes are to be issued under an Indenture, dated as of August 9, 2016 (the “Base Indenture”), among the Company, Thermo Fisher Scientific Inc., as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 9, 2016 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, which Indenture is attached hereto as Annex A. Terms used but not defined herein shall have the meanings assigned to them in the Indenture.

For the purpose of appointing an agent to calculate the interest rate on the Notes, the Company and the Calculation Agent, for good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, agree as follows:

1. Appointment of Calculation Agent

Upon the terms and subject to the conditions contained herein, the Company hereby appoints the Calculation Agent as its Calculation Agent and Calculation Agent hereby accepts such appointment as the Company’s agent for the purpose of calculating the interest rates on the Notes in the manner and at the times provided in the Notes and the Indenture.

2. Calculation of Interest.

(a) The Calculation Agent shall, with due care, calculate the amount of interest payable on the Notes in the manner and at the times set forth in Section 1.2(3) of the Supplemental Indenture, which is attached hereto along with the Base Indenture as Annex A.

(b) As soon as practicable after each EURIBOR Interest Determination Date, the Calculation Agent will cause to be forwarded to the Company and the Trustee information regarding the interest rates, the interest periods, the amount of interest for each interest period and the relevant Interest Payment Date. The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect and, if determined, the interest rate with respect to such Note that will become effective on the next Interest Reset Date.

(c) In no event shall the interest rate be less than the minimum rate, if any, or more than the maximum rate, if any, designated in the applicable pricing supplement, or more than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

(d) No amendment to the provisions of the Notes relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent, which consent shall not be unreasonably withheld.

(e) The Calculation Agent, at the request of the Company, has determined, prior to the date of execution and delivery of this Agreement, the initial interest rate for Notes. In connection with such determination, the Calculation Agent shall be entitled to the same rights, protections, exculpations and immunities otherwise available to it under this Agreement.

3. Indemnity.

(a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Company for all services rendered by the Calculation Agent, and the Company promises to pay such compensation and to reimburse the Calculation Agent for the reasonable documented out-of-pocket expenses (including attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Company shall reasonably require. The Company also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, calculation agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in reasonable reliance by the Calculation Agent on (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from the Company. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. Notwithstanding anything to the contrary herein, in no event shall the Calculation Agent be entitled to reimbursement of its expenses with respect to such calculation arising from the Calculation Agent’s negligence, wilful misconduct or bad faith. The Calculation Agent shall promptly notify the Company of any action taken or omitted by the Calculation Agent in reliance upon such source. Promptly after receipt by the Calculation Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation in connection with the Calculation’s Agent’s appointment, or acting as, the calculation agent under this Agreement, the Calculation Agent shall provide notice to the Company. The Calculation Agent’s failure to provide such notice shall, to the extent that the Company is prejudiced as a result of such failure, relieve the Company of its obligation to indemnify and keep indemnified the Calculation Agent pursuant to this Section 3(a).

(b) The Company, in its sole discretion, may elect to assume the defense of any demand, claim, action, suit, proceeding or investigation against the Calculation Agent and of which the Calculation Agent is required to provide notice to the Company pursuant to Section 3(a). The Calculation Agent shall cooperate in the Company’s defense of any such demand, claim, action, suit, proceeding or investigation. The Calculation Agent may have separate counsel in any such defense, but the fees and expenses of such counsel shall be at the sole expense of the Calculation Agent unless (i) the employment of such counsel has been specifically authorized in writing by the Company; (ii) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Calculation Agent; or (iii) the named parties to any such action (including any impleaded parties) include both the Calculation Agent and the Company or any affiliate of the Company, and such Calculation Agent shall have reasonably concluded that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or such affiliate of the Company or (y) a conflict may exist between the Calculation Agent and the Company or such affiliate of the Company. The Company shall not be required to pay for or agree to any settlement without its prior written consent.

(c) The provisions of this Section 3 shall survive the termination or expiration of this Agreement.

4. Limitations of Liability.

(a) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(b) In no event shall the Calculation Agent be responsible or liable under this Agreement for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, it being expressly understood that the Calculation Agent will use its reasonable best efforts to resume performance as soon as practicable following any such event.

5. General.

(a) In acting under this Agreement and in connection with Notes, the Calculation Agent is acting solely as agent of the Company and does not assume any obligations to or relationship of agency or trust for or with any of the owners or holders of the Notes.

(b) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if the Calculation Agent were not the Calculation Agent.

(c) The Calculation Agent may (at the expense of the Company) consult, on any matter concerning its duties hereunder, any legal adviser or other expert selected by it, and the Calculation Agent shall not be liable in respect of anything done, or omitted to be done in reasonable reliance on that adviser’s or other expert’s opinion. Notwithstanding anything to the contrary herein, in no event shall the Calculation Agent be entitled to reimbursement of the expenses of such legal adviser or expert with respect to any matter arising from the Calculation Agent’s negligence, wilful misconduct or bad faith. The Calculation Agent shall promptly notify the Company of any action taken or omitted by the Calculation Agent in reliance upon such advice.

(d) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

(e) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Company made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Company.

(f) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys appointed by the Calculation Agent with due care, provided that the Calculation Agent shall be liable for any acts or omissions of such agents or attorneys to the same extent that the Calculation Agent would have been liable for such acts or omissions had it taken them directly.

6. Resignation and Removal of the Calculation Agent; Successor Calculation Agents.

(a) The Calculation Agent may at any time, other than on a day during the 45 day period preceding any payment date on the Notes, resign as calculation agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 45 days after the receipt of such notice by the Company, unless the Company agrees to accept less notice. The Calculation Agent may be removed at any time by the delivery to it of an instrument in writing signed on behalf of the Company specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Company, as hereinafter provided, of a successor calculation agent. A successor calculation agent shall be appointed by the Company by an instrument in writing signed on behalf of the Company and the successor calculation agent. Upon the appointment of a successor calculation agent and acceptance by it of such appointment, the Calculation Agent shall cease to be the Calculation Agent. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Company of its compensation, if any is owed to it, for services rendered hereunder to the date of the Calculation Agent’s resignation or removal, and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with such services and to the payment of all other amounts owed to it hereunder for such period.

(b) Any successor calculation agent appointed hereunder shall execute and deliver to the Calculation Agent and to the Company an instrument accepting such appointment hereunder, and thereupon such successor calculation agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the Calculation Agent with like effect as if originally named as calculation agent hereunder, and the Calculation Agent, upon payment of its charges and disbursements then unpaid, as described in Sections 6(a) and 7 hereof, shall thereupon become obliged to transfer and deliver, and such successor calculation agent shall be entitled to receive, copies of any relevant records maintained by the Calculation Agent.

(c) Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor calculation agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Company and the Trustee.

7. Compensation, Fees and Expenses.

(a) The Company will pay to the Calculation Agent the compensation, fees and expenses in respect of the Calculation Agent’s services as separately agreed in writing with the Calculation Agent.

(b) The Company will also pay all reasonable documented out-of-pocket expenses (including legal expenses) incurred by the Calculation Agent in connection with its services hereunder. For the avoidance of doubt, the Company shall not pay any expenses of or other amounts to the Calculation Agent which expenses or amounts are attributable to the Calculation Agent’s, or its officers’, directors’, employees’ or shareholders’ negligence, willful misconduct or bad faith.

8. Notices.

(a) Any notice required to be given hereunder shall be delivered in person, sent by letter, facsimile or e-mail or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within 24 hours by letter, facsimile or e-mail), in the case of the Company, to:

Thermo Fisher Scientific (Finance I) B.V.

c/o Thermo Fisher Scientific Inc.

168 Third Avenue

Waltham, Massachusetts 02451

Attn: Seth H. Hoogasian

Facsimile.: (781) 622-1283

With a copy to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz

Facsimile: (617) 526 – 6000

Email: Hal.Leibowitz@wilmerhale.com

in the case of the Calculation Agent, to:

The Bank of New York Mellon (London Branch)

One Canada Square, London E14 5AL

Attention: Corporate Trust Administration

Tel no: +44 (0) 207 964 5028

Facsimile: +44 (0) 207 964 2536

With a copy to (which shall not constitute notice):

The Bank of New York Mellon Trust Company, N.A.

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Facsimile.: (412) 234-8377

, or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by facsimile, e-mail or letter shall be effective when receipt is confirmed by the recipient, and any notice hereunder given by telephone or delivered in person shall be effective when delivered (subject, in the case of any notice by telephone, to confirmation of receipt by the recipient of the confirmatory communication dispatched within 24 hours as provided above). Notwithstanding the foregoing sentence, any communication delivered outside normal business hours in the city in which the recipient is located shall be deemed to be received on the next business day in such city.

(b) The Calculation Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Calculation Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Calculation Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Calculation Agent in its discretion elects to act upon such instructions, the Calculation Agent’s reasonable and good faith understanding of such instructions shall be deemed controlling. Subject to Section 3, the Calculation Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Calculation Agent’s reliance upon and compliance with such instructions notwithstanding such instructions’ conflict or inconsistency with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Calculation Agent, including without limitation the risk of the Calculation Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties (subject to the reasonable, good faith qualifications on the Calculation Agent’s understanding of any such instructions and directions as set forth above).

9. Miscellaneous.

(a) This Agreement and the Calculation Agent’s appointment as Calculation Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. Any court action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York. Each party to this Agreement submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum.

(b) This Agreement may be executed by each of the parties hereto in any number of counterparts and by PDF or other electronic signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

(c) In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rate on the Notes, the relevant terms of this Agreement shall govern such rights and obligations.

(d) EACH OF THE COMPANY AND THE CALCULATION AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

(e) The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

By:	/s/ Anthony H. Smith
	Name:	Anthony H. Smith
	Title:	Managing Director

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Calculation Agent

By:	/s/ P. Cattermole
	Name:	Paul Cattermole
	Title:	Vice President

[Signature Page to Calculation Agency Agreement]

Annex A

Indenture

(attached)